Exhibit 10.9

THIS AGREEMENT, entered into this 16th day of August, 2003, is made by and between Youngstown Properties, LLC, P.O. Box 128, Floyds Knobs, Indiana 47119, hereinafter referred to as “Lessor”, and Heartland Payment Systems, a Delaware corporation, having its offices located at 25115 Country Club Boulevard, North Olmsted, OH 44070, hereinafter referred to as “Lessee”.

PREMISES, TERMS OF LEASE AND RENT

WITNESSETH: that in consideration of the rents and covenants specified herein, the Lessor agrees to lease the following described premises:

Address	Square Footage	Use

1431 Youngstown Shopping Center, Jeffersonville, IN 47130	3,825	office

Hereinafter referred to as the “Premises” for a term of five (5) years and seven (7) months beginning the sixteenth day of August, 2003 and ending the 30th day of April, 2009, and in consideration thereof Lessee agrees to pay Lessor the sum of $2,709.00 per month (hereinafter referred to as the “Base Rent”) plus $319.00 per month for Lessee’s pro-rata share of real estate taxes, common area maintenance, and insurance paid by Lessor (hereinafter referred to as the “Expense Payments”), the first payment being due on the sixteenth day of August, 2003.

USE OF PREMISES

The premises shall be used as professional offices, warehousing, and other uses directly relating to Lessee’s normal business and for no other purpose except with the written consent of the Lessor.

Lessee shall, at Lessee’s expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, and requirements in effect during the term or any part of the term hereof regulating the use by Lessee of the premises. Lessee shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant of the building containing the premises, which shall tend to disturb such other tenants.

Lessee hereby accepts the Premises on their condition existing as of the date of the execution hereof and accepts this lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor Lessor’s agents have made any representation or warranty as to the suitability of the Premises for the conduct of Lessee’s business.

ASSIGNMENT AND SUBLETTING RIGHTS

Lessee may not assign this lease or sublet any part of the premises without the written consent of the Lessor. The Lessor shall not unreasonably withhold such consent.

LESSEE’S REPAIR AND MAINTENANCE RESPONSIBILITIES

Lessee, at Lessee’s expense, shall keep in good order, condition, and repair the demised premises and every part thereof, including but not limited to, all plumbing, electrical, heating and cooling equipment, ventilation equipment, interiors walls, ceilings, windows, doors, plate glass, and signs that are located within or adjacent to the demised premises during the term of this lease.

If Lessee fails to perform Lessee’s obligations for maintenance, repairs, and general upkeep, Lessor may at Lessee’s expense put the same in good order, condition, and repair, and the costs thereof together with interest thereon at the rate of 18% per annum shall be due and payable as additional rent to Lessor together with Lessee’s next rental installment. Lessor shall be obligated to give ten (10) days notice in writing prior to engaging in the above-mentioned repairs.

Lessee shall not, without the written consent of Lessor, make any alterations, improvements, or additions to or about the premises. It is hereby acknowledged that as a condition for such future consent all alterations, improvements, and additions shall become the property of the Lessor.

INSURANCE PROVISIONS

Lessee shall, at Lessee’s expense, obtain and keep in force during the term of this lease a policy of comprehensive public liability insurance insuring Lessor and Lessee against any liability arising out of the ownership, use, or occupancy or maintenance of the premises and all areas appurtenant thereof. Such insurance shall be in an amount not less than one million dollars ($1,000,000.00) for injury or death of one person in any one accident or occurrence and in an amount of not less than one million dollars ($1,000,000.00) for injury to or death of more than one person in any one accident or occurrence. Such insurance shall further insure Lessor and Lessee against liability for property damage of at least five hundred thousand dollars ($500,000.00). The Limits of said insurance shall not, however, limit the liability of Lessee hereunder. In the event that the premises constitute a part of a larger property said insurance shall have a Lessor’s Protective Liability endorsement attached thereto. If Lessee shall fail to procure and maintain said insurance, Lessor may, but shall not be required to, procure and maintain the same but at Lessee’s expense.

Insurance required herein shall be in companies rated AAA or better in Best’s Insurance Guide. Both Lessor and Lessee shall be required to deliver copies of all said policies, within a reasonable time period, to the other parties of this lease.

UTILITIES

Lessee shall pay for all water, sewage, gas heat, light, power, telephone, and other utilities and services supplied to the premises, together with any taxes thereon. If any such services are not metered separately to Lessee, Lessee shall pay a reasonable proportion to be determined by Lessor of all charges jointly metered with other premises.

DAMAGE AND DESTRUCTION

In the event of total destruction of premises this lease shall automatically terminate.

If the premises are partially destroyed during the term of this lease, the rents payable hereunder are to be abated in proportion to which Lessee’s use of premises is impaired. Lessor shall assure such damages will be corrected in a timely and reasonable manner.

DEFAULTS AND REMEDIES

DEFAULTS: The occurrence of any one or more of the following events shall constitute a material default and breach of this lease by Lessee:

(a) The vacating or abandonment of the premises by Lessee, where such abandonment continues for fifteen (15) days.

(b) The failure by Lessee to make any payment of rent or other payment required to be made by Lessee hereunder, within ten (10) days of due date; Lessee hereby waives statutory notice of default for non-payment of rent.

(c) The failure by Lessee to observe or perform any of the covenants, conditions, or provisions of this lease to be observed or performed by Lessee, other than described in the paragraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice hereof from Lessor to Lessee; provided, however, that if the nature of the Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, then Lessee has commenced such cure within said thirty (30) days period and thereafter diligently prosecutes such cure to completion.

(d) (1) The making by Lessee of any general assignment, or general arrangement for the benefit of creditors; (2) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the premises or of Lessee’s interest in this lease, where possession is not restored to Lessee within thirty (30) days; or (4) the attachment, execution, or other judicial seizure of substantially all of Lessees assets located at the premises or of Lessee’s interest in his lease, where such seizure is to be discharged within thirty (30) days.

REMEDIES: In the event of any such material default or breach by Lessee, Lessor may at any time thereafter, with proper notice and demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach:

(a) Terminate Lessee’s right to possession of the premises by any lawful means, in which case this lease shall terminate and Lessee shall immediately surrender possession of the premises to Lessor. In such event Lessor shall by reason of Lessee’s default be entitled to recover from Lessee all damages incurred by Lessor including, but not limited to the cost of recovering possession of the premises, expenses of reletting, including necessary repairs, reasonable attorney’s fee, and rents lost during the interim time period between default and reletting. Unpaid installments of rent or other sums due Lessor shall bear interest from the date due at the rate of 18% per annum.

(b) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State of Indiana.

GENERAL PROVISIONS

Expense Payments. Lessee shall pay to Lessor, along with Base Rent installments, $319.00 per month which shall represent the Lessee’s share of real estate taxes, common area maintenance, and insurance expenses, as contained in “Premises, Terms of Lease and Rent” section of this Lease.

Lessor’s Liability: The term Lessor as used herein shall mean only the owner or owners at the time in question of the Lessee’s interest in this Lease. Lessor herein named (and in case of any subsequent transfers the then grantor) upon transfer of title of said premises, shall be relieved from all obligations as Lessor thereafter.

Severability: The invalidity of any provision of this lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

Interest on Past Due Obligations: Interest on any amount due Lessor which is in arrears shall bear interest at the rate of 18% per annum. Payment of such interest shall not excuse or cure any default by Lessee under this lease.

Binding Effect: Subject to any restrictions of assignments or subletting by Lessee, this lease shall bind the parties, their personal representatives, successors, and assigns. This lease shall be governed by the laws of the State of Indiana.

Attorney’s Fees: If Lessor or Lessee brings action to enforce the terms herein or declare rights hereunder, and prevails, he shall be entitled to recover his reasonable attorney’s fees to be paid by the losing party as fixed by the court.

Lessor’s Access: Lessor and Lessor’s agents shall have the right to enter the premises under supervision of Lessee and Lessee’s agents during normal business hours, or mutually agreeable times, for the purpose of inspection.

Signs: Subject to Lessor’s requirements Tenant shall, at its own cost and expense, install an identification sign that has first been approved by Landlord in writing at a place or places designated by Landlord. Tenant shall continuously maintain any such sign in good condition and repair. Other than such permitted signs, Tenant shall not place or install or suffer to be placed or installed any advertising medium, flag, banner, or the like upon or outside the Premises or the Shopping Center. No sign, advertising matter, shade or other item of any kind may be installed in or upon the Premises without written permission from Landlord where the intent or result is that such installation be clearly visible from the Common Areas of the Shopping Center. Landlord reserves the right to deny any such permission when, in its sole and final judgment, such item is not in keeping with the overall quality image of the Shopping Center. Landlord shall have the right, without liability and with or without notice to Tenant, to remove any items installed by

Tenant in violation of this Paragraph and to charge Tenant for the reasonable cost of such removal and/or any repairs necessitated thereby.

Late Payments: Rental payments not received by Lessor within ten (10) days of the due date shall be subject to a late payment penalty of five (5) percent of the payment due.

ADDITIONAL PREMISES

Right of First Refusal: Lessee shall have the right of first refusal to lease additional premises located at 1429 Youngstown Shopping Center (formerly leased to Pizza Hut) containing approximately 2,375 square feet. Lessor shall, prior to signing any lease, rental agreement, or other arrangement encumbering these premises, offer them to Lessee under the same conditions offered to any other party. Lessor shall make such offer to Lessee in writing, and Lessee shall have thirty (30) days in which to enter into a lease agreement equal to those offered to third parties.

EMINENT DOMAIN

In the event of reductions in building dimensions so imposed by governing bodies having jurisdiction over zoning and building laws, rules, and regulations, demised premises may be reduced in any amount not to exceed ten (10) percent. In such event, rents shall be reduced in the same proportion as size reductions imposed thereby. In the event that such reduction is greater than ten (10) percent, Lessee may, at its option, void this agreement.

EMPLOYEE PARKING AREAS

Lessor shall reasonably designate areas in which all tenants’ employees (including those of Lessee) shall be required to park. Lessee’s failure to enforce this policy upon its employees shall create a material default under which Lessee shall be evicted with all rental payments called for during the terms of this lease becoming due and payable.

LESSOR/LESSEE INDEMNIFICATION

Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee’s use of the premises, or from the conduct of Lessee’s business or from any activity, work, or things done, permitted, or suffered by Lessee in or about the premises or elsewhere and shall further hold harmless and indemnify Lessor from and against any and all claims arising from breach, default, or negligence of the Lessee. In the case of any action brought against Lessor by reason of such claim, Lessee upon notice from Lessor shall defend the same at Lessee’s expense. Lessee hereby agrees that Lessor shall not be liable for injury to Lessee’s business or any loss of income therefrom or for damage to the goods, wares, or any other person in or about the premises. Lessor, during the term hereof, shall indemnify and save harmless Lessee from and against all claims and demands, whether from injury to persons or loss of life, or damage to property arising out of acts or omissions of Lessor as defined in his lease.

LESSEE’S RIGHT TO QUIET ENJOYMENT

As long as the Lessee performs all of the covenants and conditions of this lease and abides by the rules and regulations thereof, he shall have peaceful and quiet enjoyment of the premises for the term of this lease.

LAWS, WASTE AND NUISANCE

Laws and Regulations: Tenant agrees, at Tenant’s own cost and expense: (a) to comply with all present and future governmental laws, ordinances, orders and regulations concerning Tenant’s use of the Premises (including Tenant’s alterations and additions thereto); (b) to comply with all present and future rules, regulations and recommendations of the Board of Fire Underwriters, Landlord’s insurance carriers and organizations establishing insurance rates concerning Tenant’s use of the Premises (including Tenant’s alterations and additions thereto); and (c) to comply with all restrictive covenants of record which affect or are applicable to all Shopping Center and/or the Premises and/or the Common Areas, provided, however, the same do not prohibit the Permitted Use of the Premises.

Waste or Nuisance: Tenant further agrees not to suffer, permit or commit any waste, nor to allow, suffer or permit any odors, vapors, water, vibrations, noises or undesirable effects to emanate from the Premises into other portions of the building of which the Premises forms a part or into the Common Areas, or otherwise to allow, suffer or permit the Premises or any use thereof to constitute a nuisance or unreasonably to interfere with the safety, comfort, or enjoyment of the Shopping Center by Landlord or by any other occupants of the Shopping Center or their customers, invitees or any others lawfully in or upon the Shopping Center.

TIME OF THE ESSENCE

Time shall be of the essence in this lease.

SURRENDER OF PREMISES UPON TERMINATION

The Lessee agrees to quit and deliver up the premises at the end of the term of this lease. The premises shall be in good repair and condition, as they are upon occupancy, ordinary wear and tear accepted.

OPTION TO RENEW LEASE

Lessee shall have the option to renew this Lease for one (1) additional term of seven (7) years by notifying Lessor, in accordance with notice provisions contained herein, ninety (90) days in advance of the scheduled expiration of this Lease. All other terms and conditions of this Lease not specifically addressed herein shall remain unchanged.

In the event Lessee elects to exercise this option, the rental rates, including Expense Payments, shall increase by an amount equal to the increase in the Consumer Price Index, All Items, with May 2002 being used as the base year.

NOTICE PROVISIONS

Notices shall be deemed properly delivered if sent by United States Mail, Certified with return receipt requested. Such notices shall be sent to Lessor at P.O. Box 128, Floyds Knobs, Indiana 47119 and to Lessee at 25115 County Club Boulevard, North Olmsted, OH 44070, or to other such addresses as required by parties hereto having given proper notice.

IN WITNESS WHEREOF, the Lessor and Lessee have executed this lease on this             day of August, 2003.

LESSOR:		LESSEE:
YOUNGSTOWN PROPERTIES, LLC		HEARTLAND PAYMENT SYSTEMS, INC

BY:	/s/ Jeffrey K. Agan	BY:	/s/ Martin Uhle
	Jeffrey K. Agan, Managing Member		Martin Uhle, Its President

WITNESS		WITNESS